Exhibit 10.1

SEPARATION, WAIVER AND RELEASE AGREEMENT
This Separation, Waiver and Release Agreement (this “Agreement”) is entered into by and between Daniel E. Cantara, III (the “Employee”) and First Niagara Financial Group, Inc. (“FNFG”).
WHEREAS, FNFG employed the Employee as Chief Banking Officer, Senior Executive Vice President; and
WHEREAS, FNFG and the Employee agree that the Employee’s employment at FNFG terminated effective February 28, 2014; and
WHEREAS, the Employee is an Eligible Executive under FNFG’s Executive Severance Plan Effective as of December 19, 2013 (the “Executive Severance Plan”); and
WHEREAS, under the Executive Severance Plan, so long as the Employee signs and does not revoke this Agreement, and complies with his post-employment obligations under the Executive Severance Plan, he is entitled to certain post-employment payments, in addition to his final paycheck which he will receive whether or not he signs this Agreement; and
WHEREAS, FNFG is willing to provide the Employee with certain other consideration as described herein, in addition to the payments to which he may be entitled under the Executive Severance Plan, as additional consideration for the Employee to enter into and not revoke this Agreement.
NOW THEREFORE, in consideration of the foregoing and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, it is agreed as follows:
1.    Termination Date and Payments. The Termination Date of the Employee’s employment at FNFG is February 28, 2014. If the Employee signs this Agreement after the Termination Date and does not thereafter revoke it as set forth herein, FNFG will provide the Employee the enhanced severance pay and outplacement services reimbursement pursuant to Sections 3.2 and 3.2A of the Executive Severance Plan, as follows:
(a)     During the eighteen (18) month period commencing with the first regular FNFG payroll period following the Effective Date (as defined below), the Employee will receive regular, bi-weekly payments of $43,458.33, less applicable taxes and withholdings. The sum of the bi-weekly payments is a gross payment of $1,564,500.00, which is equivalent to the Employee’s annual base salary in effect as of the Termination Date for eighteen (18) months, plus 150% the Employee’s 2013 targeted bonus amount; and
(b)     FNFG will reimburse the Employee for outplacement services in an amount not to exceed $10,000 in a cash lump sum within thirty (30) days of the Employee’s remittance to First Niagara of a receipt for such services no later than the one (1) year anniversary of the Effective Date.
All applicable payroll taxes and withholdings will be applied to the payments made pursuant to this Section 1 and will be reported to the Employee by FNFG on an annual Form W‑2. The payments made pursuant to this Section 1 will not be treated as compensation for purposes of calculating benefits under any other FNFG employee benefit plan.
2.    Other Benefits. The benefits described in this Section 2 are further consideration for the Employee’s execution and non-revocation of this Agreement, and are in addition to the payments to which he may be entitled pursuant to this Section 1.
(a)    FNFG will reimburse the Employee for legal services incurred by Employee and associated with Employee’s termination in an amount equal to $5,000, in a cash lump sum. Such reimbursement will be paid in full at the time of payment of the first installment of enhanced severance pursuant to Section 1(a) of this Agreement.
(b)    All applicable payroll taxes and withholdings will be applied to the payments made pursuant to this Section 2 and will be reported to the Employee by FNFG on an annual Form W-2.
3.    General Release and Covenant Not to Sue.
(a)    The Employee, for and in consideration of the promises set forth in this Agreement, does hereby agree and covenant to release and discharge any suit or action, at law or in equity, against FNFG, any and all of its subsidiaries, related and affiliated entities, and each of their predecessors, successors, heirs or assigns, and any past, present or future officers, Board of Directors members, agents, attorneys and employees (the “Company Released Parties”) for or on account of any claim or cause of action based upon and/or arising out of any or all facts, circumstances and/or events relating to the Employee’s employment or separation from employment with FNFG. The Employee further releases and forever discharges, and by this Agreement does release and forever discharge, the Company Released Parties of and from all, and any manner of action or actions, cause or causes of action, claims for wages and benefits, suits, debts, sums of money, accounts, reckoning, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, extents, executions, claims and demands whatsoever, whether known or unknown, in law or in equity, which against them, the Employee ever had, now has or which the Employee’s heirs, executors or administrators, hereafter can, shall or may have, upon or by reason of any matter, cause or thing whatsoever arising out of the Employee’s employment and separation from employment, and specifically, but not limited to, any and all claims under the New York Human Rights Law, the Age Discrimination in Employment Act, as amended, the Older Worker Benefit Protection Act, the Americans with Disabilities Act of 1990, as amended, the Family and Medical Leave Act, as amended, the Sarbanes-Oxley Act of 2002, the Dodd-Frank Wall Street Reform and Consumer Protection Act, the Worker Adjustment Retraining and Notification Act, New York State Worker Adjustment and Retraining Notification Act (which, not withstanding anything to the contrary, includes any claims that may arise when the Employee’s employment loss is aggregated with ensuing employment losses under WARN), the Employee Retirement Income Security Act of 1974, Title VII of the Civil Rights Act of 1964, as amended in 1972 and 1991, and any other federal, state or local law, rule, regulation, executive order or guideline relating to employment, retaliation or discrimination from the beginning of the world through the date of this Agreement. Notwithstanding the foregoing provisions of this Section 3(a), the parties hereto acknowledge that the foregoing release does not apply to (collectively, the “Reserved Rights”):
(i)    any obligations of FNFG arising under the terms of this Agreement or the Executive Severance Plan;
(ii)    any obligation of FNFG or any affiliated entity to indemnify, defend or advance expenses to the Employee in respect of any action, suit, proceeding or investigation asserted or threatened against the Employee with respect to his service as an officer or employee of FNFG or any of its affiliated entities;
(iii)    any rights of the Employee to coverage under any director and officer liability insurance policy or fiduciary policy maintained by or for the benefit of FNFG or any affiliate;
(iv)    any right of the Employee which, as a matter of law, may not be waived or released;
(v)    the shares of Performance Based Restricted Stock awarded to the Employee on January 24, 2011 and vested on January 24, 2014;
(vi)    the Employee’s right or claims to under COBRA for health care continuation coverage; and

(vii)    the Employee’s rights or claims under any health, medical or retirement benefit policies or plans;
(b)    The Employee waives the rights and claims to the extent set forth above, and the Employee also agrees not to institute, or have instituted, a lawsuit or claim of any type against the Company Released Parties based on any such waived claims or rights. This Agreement does not prohibit the Employee from filing a charge with or participating in an investigation conducted by the Equal Employment Opportunity Commission or any other governmental body; however, in view of the consideration provided under this Agreement, the Employee hereby waives any and all rights to recover damages under, or by virtue of, any such investigation or proceeding.
(c)    FNFG, for and in consideration of the promises set forth in this Agreement, does hereby agree and covenant to release and discharge any suit or action, at law or in equity, against the Employee and the Employee’s heirs and executors, for or on account of any claim or cause of action based upon and/or arising out of any or all facts, circumstances and/or events relating to the Employee’s employment or separation from employment with FNFG and/or its affiliates. Notwithstanding the foregoing, FNFG does not release (i) any claims for theft of funds, embezzlement, or other fraudulent or criminal conduct by the Employee, (ii) any claim by FNFG that the Employee has breached this Agreement; and (iii) any claims that cannot be waived or released as a matter of law.
4.    Affirmations. The Employee represents and affirms that he has no suits, claims, charges, complaints or demands of any kind whatsoever currently pending against the Company Released Parties with any local, state, or federal court or any governmental, administrative, investigative, civil rights or other agency or board. To the extent that Employee has any such claims or disputes, he agrees that they are released as part of this Agreement. The Employee further represents and affirms that he has been paid and/or received all leave (paid or unpaid), compensation, wages, bonuses, commissions, severance and/or benefits to which he may be entitled and that no other leave (paid or unpaid), compensation wages, bonuses, commissions, severance and/or benefits is due to him exceptthe Reserved Rights..
5.    Employee’s Post-termination Obligations. The Employee hereby covenants and agrees that with respect to the covenants set forth in Section 5(a), 5(b) and 5(c), for the twelve (12) month period following the Termination Date, and with respect to Section 5(d) and (e), indefinitely, he will not, without the express written consent of FNFG, either directly or indirectly:
(a)    solicit, offer employment to, or take any other action intended (or that a reasonable person acting in like circumstances would expect) to have the effect of causing any officer or employee of FNFG, or any of its subsidiaries or affiliates, to terminate his or her employment and accept employment or become affiliated with, or provide services for compensation in any capacity whatsoever to, any business whatsoever that competes with the business of FNFG, or any of its direct or indirect subsidiaries or affiliates or has headquarters or offices within 100 miles of the locations in which FNFG, or any of its direct or indirect subsidiaries or affiliates, has business operations or has filed an application for regulatory approval to establish an office;
(b)    become an officer, employee, consultant, director, independent contractor, agent, sole proprietor, joint venturer, greater than 5% equity owner or stockholder, partner or trustee of any savings bank, savings and loan association, savings and loan holding company, credit union, bank or bank holding company, insurance company or agency, any mortgage or loan broker or any other entity competing with FNFG or its affiliates in the same geographic locations where FNFG or its affiliates has material business interests .
(c)    solicit, provide any information, advice or recommendation or take any other action intended (or that a reasonable person acting in like circumstances would expect) to have the effect of causing any customer of FNFG or any of its direct or indirect subsidiaries or affiliates to terminate an existing business or commercial relationship with FNFG;
(d)    directly or indirectly make, or cause to be made, any written or oral statement or other communication that is derogatory or disparaging to FNFG or its predecessors, successors or its past, current or future parents, subsidiaries, related entities, or any of its members, shareholders, officers, directors, agents, attorneys, employees, or assigns; or
(e)     disclose, use or make known, for the Employee’s or another’s benefit any confidential information of FNFG or use such confidential information in any way except in the best interest of FNFG. In addition, to the extent that FNFG has entered into a confidentiality agreement with any other person or entity the Employee agrees to comply with the terms of such confidentiality agreement and to be subject to the restrictions and limitations imposed by such confidentiality agreement as if the Employee was a party thereto.
6.    No Assignment. FNFG and the Employee represent and warrant that no person other than the signatories hereto had or has any interest in the matters referred to in this Agreement, that FNFG and the Employee have the sole right and exclusive authority to execute this Agreement, and that neither of them has sold, assigned, transferred, conveyed, or otherwise disposed of any claim, demand or legal right that is the subject of this Agreement.

7.    FNFG Non-Disparagement. FNFG agrees that it will not authorize any derogatory or disparaging statement to be made about the Employee, either orally or in writing, and that it will instruct the members of its Management Committee, its Directors and spokespersons to refrain from making any such statement.
8.    Employee Acknowledgements: The Employee acknowledges and agrees that:
(a)    FNFG instructed the Employee to, and he has had adequate opportunity to review this Agreement with an attorney or any representative of his choosing before signing it, and he is entering into this Agreement VOLUNTARILY;
(b)    The Employee has had more than twenty-one (21) days from the Termination Date to consider whether to sign it. Specifically, this Agreement was hand-delivered to the Employee on January 9, 2014 such that the twenty-one (21) day consideration period shall expire at 5:00 pm Eastern time on January 30, 2014. Any modifications or changes to this Agreement agreed upon by the Employee and FNFG will not restart or affect the twenty-one (21) day review period. This Agreement will not become effective or enforceable until the seven-day revocation period described in 8(c) below has expired without the Employee revoking his acceptance of this Agreement (the day following the expiration of such revocation period, “Effective Date”).
(c)    The Employee has seven (7) days after signing this Agreement to revoke his acceptance. If the last day of the revocation period is a Saturday, Sunday, or legal holiday, then the revocation period shall not expire until the next following day that is not a Saturday, Sunday, or legal holiday. The day after the seven (7) day revocation period has expired, with no revocation by the Employee, is the “Effective Date” of this Agreement. If the Employee revokes this Agreement during the seven- (7-) day period, he will not be entitled to the benefits set forth in Section 1 and 2, above. To be effective, any revocation must: (i) state “I hereby revoke my acceptance of the Separation, Waiver and Release Agreement”; and (ii) be mailed to Kate White, First Niagara Financial Group, Inc., 726 Exchange Street, 7th Floor, Buffalo, NY 14210, postmarked within seven (7) days of the Employee’s execution of this Agreement. FNFG shall not execute this Agreement until on or after the Effective Date;
(d)    The Employee acknowledges and agrees that this Agreement is a full and final bar to any and all claims of any type that he may have against FNFG and the Company Released Parties to the extent provided above, whether known or unknown to him at this time, but does not release any claims that may arise after the Effective Date of this Agreement; and

(e)    The Employee and FNFG agree that the consideration provided in this Agreement is in consideration for execution of this Agreement as noted herein.
9.    General Provisions.
(a)    The terms of this Agreement shall be binding upon the parties hereto and their respective heirs, successors and assigns, including but not limited to FNFG. In the event of the Employee’s death prior to all payments being made, the balance of the payments due under the terms of this Agreement shall be payable to the Employee’s estate in accordance with the terms herein.
(b)    This Agreement and the Executive Severance Plan together represent the entire understanding of the parties with respect to the subject matter hereof and supersede all prior understandings, written or oral, pertaining to the subject matter hereof. In the event of any conflict or inconsistency between the terms of this Agreement and the Executive Severance Plan, the terms of this Agreement will take precedence. The terms of this Agreement may be changed, modified or discharged only by an instrument in writing signed by the parties hereto.
(c)     This Agreement shall be construed, enforced and interpreted in accordance with and governed by the laws of the State of New York, without reference to its principles of conflicts of law.
(d)     This Agreement may be executed in one or more counterparts, each of which counterpart, when so executed and delivered, shall be deemed an original and all of which counterparts, taken together, shall constitute but one and the same agreement.
(e)    Any term or provision of this Agreement which is held to be invalid or unenforceable shall be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement.
(f)    This Agreement is not to be construed as an admission of liability on the part of FNFG and any and all culpability is expressly denied.
(g) This Agreement and the compensation and benefits provided hereunder are intended to be exempt from or compliant with the provisions of Section 409A of the Internal Revenue Code of 1986, as amended, and the treasury regulations promulgated and other official guidance issued thereunder (collectively, “Section 409A”), and this Agreement will be administered and interpreted consistent with such intention.  Notwithstanding any other provision of this Agreement, in the event that any payment to the Employee pursuant to this Agreement that is required to be delayed by six- (6-) months by Section 409A shall be made on the first day of the month following the expiration of such six- (6-) month period.
IN WITNESS WHEREOF, the parties hereto have signed this Agreement on the respective dates set forth below and the Employee hereby declares that the terms of this Agreement have been completely read, are fully understood, and are voluntarily accepted after complete consideration of all facts and legal claims.

EMPLOYEE

Date: March 11, 2014	/s/ Daniel E. Cantara, III
Daniel E. Cantara, III

FIRST NIAGARA FINANCIAL GROUP, INC.

Date: March 18, 2014	/s/ Kate White
Kate White, SVP, Managing Director of Human Resources